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                                  [LETTERHEAD]

March 2, 2000

Securities and Exchange Commission
Washington, D.C.

Re: Integcom Corp (ITC) -- Registration
    Statement -- Reg. No. 333-94477

Gentlemen:

Please be advised that we have read the statement under change of accountants, and we concur with what Integcom has said in that statement.

This letter confirms that in September 1999 our firm resigned as auditors because you had decided to pursue an initial public offering, and our firm has had no experience in public offerings. During the period that we had been your auditors, we have not had any disagreements on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which were not resolved to our satisfaction. None of the financial statements that we have issued in the past three fiscal years contained an adverse opinion, a disclaimer of opinion, a qualification or modification as to uncertainty, audit, scope or accounting principles.

Very truly yours,

SCHWACK AND KATZ

ARTHUR A. KATZ
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ARTHUR A. KATZ

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